EXHIBIT 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES PRODUCTION RATIONALIZATIONS
     ST. LOUIS, April 2 – Patriot Coal Corporation (NYSE: PCX) today announced mine rationalizations to bring 2009 production in line with anticipated sales volumes. These actions further the Company’s Management Action Plan initiated earlier in the quarter in response to the weakened coal markets. As part of today’s actions, the Company plans to further reduce 2009 production by approximately 2.0 million tons.
     Regarding metallurgical production, the Company plans to idle two contract mines serving the Wells complex. Thermal production will be reduced through the elimination of Saturday workdays at the Hobet complex. Additionally, production start-up at the newly developed Blue Creek complex will be deferred until a point when the markets recover.
     “In the near-term, coal markets remain weak. As a result, we have taken actions to further reduce our 2009 production, essentially eliminating uncommitted tons from our production plans,” said Patriot Chief Executive Officer Richard M. Whiting. “Long-term, coal remains a vital resource in the world’s energy footprint. When coal markets rebound, we will be well-positioned to reopen idled facilities, particularly our low-cost Blue Creek complex.”
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general domestic and international economic conditions, including coal, power and steel market conditions; availability and costs of credit; the outcome of commercial negotiations involving sales contracts or other transactions; price volatility, changes in demand and decreases in consumer spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; weather patterns affecting energy demand; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K.
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